Exhibit 99.1

SeaWorld Entertainment, Inc. Reports First Quarter 2022 Results

ORLANDO, FL, May 5, 2022 - SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today reported its financial results for the first quarter of 2022.[1]

First Quarter 2022 Highlights

•

Attendance was 3.4 million guests, an increase of 1.2 million guests or 53.7% from the first quarter of 2021. Compared to the first quarter of 2019, attendance increased by 0.06 million guests or 1.9%. Excluding international guest visitation and group-related attendance, attendance increased by approximately 16.4% when compared to the first quarter of 2019.

•

Total revenues was a record of $270.7 million, an increase of $98.8 million or 57.5% from the first quarter of 2021. Compared to the first quarter of 2019, total revenues increased by $50.1 million or 22.7%.

•

Net loss was $9.0 million, the smallest net loss the Company has reported in a first quarter and an improvement of $35.9 million or 80.0% from the first quarter of 2021. Compared to the first quarter of 2019, net loss improved by $28.0 million or 75.7%.

•

Adjusted EBITDA[2] was a record $65.9 million, an increase of $40.8 million or 161.8% from the first quarter of 2021. Compared to the first quarter of 2019, Adjusted EBITDA increased by $49.5 million or 301.7%.

•

Total revenue per capita increased 2.5% to a record $79.54 from the first quarter of 2021.  Admission per capita increased 2.5% to $44.33 while in-park per capita spending increased 2.4% to a record $35.21 from the first quarter of 2021.  Compared to the first quarter of 2019, total revenue per capita increased 20.4%, admission per capita increased 14.8%, and in-park per capita spending increased 28.3%.

Other

•

The Company repurchased approximately 1.5 million shares of common stock at a total cost of approximately $109.9 million during the first quarter of 2022 and completed its previously authorized share repurchase program by purchasing an additional $140.1 million in the second quarter of 2022.

•

The Company’s current deferred revenue balance as of March 31, 2022, was $208.0 million, an increase of approximately 7.6% when compared to March 31, 2021 and an increase of approximately 37.5% when compared to March 31, 2019.

•	In the first quarter of 2022, the Company came to the aid of over 300 animals in need in the wild bringing the total number of animals it has helped over its history to more than 40,000.

“We are pleased to report another quarter of record financial results,” said Marc Swanson, Chief Executive Officer of SeaWorld Entertainment, Inc. “While our first quarter performance was strong and continued our momentum from 2021, we have scope for further recovery as it still does not yet reflect a normalized operating environment.  In particular, international and group related visitation is improving, but was not yet back to pre-COVID levels and we have opportunities to improve staffing levels to capture even more in-park spending demand.  We are also very fortunate to have an extremely strong balance sheet with $380.0 million of cash and cash equivalents, $745.3 million of total available liquidity and a LTM net total leverage ratio of only 2.4x.”

“Looking ahead, forward demand indicators are encouraging, our pass base, as of April 30, 2022 is at a record high for this point in the season and 21.9% higher than at this point in 2019, which was the previous high, international and group business is returning and we expect our pricing power and efficiency initiatives to continue to offset cost pressures and allow us to continue to expand margins. We are also thrilled by our guests’ reception to the new rides and attractions we’ve opened to date and we are particularly encouraged by the early reviews and results from our new Sesame Place San Diego park which is our first new park since 2013,” continued Swanson.

“Finally, as we have demonstrated, we have systematically improved our business model starting before and during the pandemic period and we expect these improvements to continue to be reflected in our operating and financial results.  While we still have opportunities to take advantage of areas where we can certainly improve, based on the work we have done to date, the work we are currently undergoing, and the specific plans we have for the future, we are confident we can continue to deliver additional operational and financial improvements that we expect will lead to meaningful increases in shareholder value,” concluded Swanson.

[1

] Given results of operations for the first quarter of 2021 were significantly impacted by capacity limitations, modified/limited operations and/or temporary park closures, decreased demand due to public concerns associated with the pandemic, and restrictions on international travel, the Company believes a comparison of its results to the first quarter of 2019 provides a more meaningful insight on its performance and operating trajectory.  The Company provides a comparison versus both 2019 and 2021 in this release and will do so as well in its Form 10-Q.

[2

] This earnings release includes Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow which are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the U.S. (“GAAP”). See “Statement Regarding Non-GAAP Financial Measures” section and the financial statement tables for the definitions of Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow and the reconciliation of these measures for historical periods to their respective most comparable financial measures calculated in accordance with GAAP.

For 2022, the Company believes it has one of the best line-ups of new rides, attractions, events and upgrades it has ever had in its history with something new and meaningful in every one of its parks. The Company provided the following updates on some of these rides and attractions:

•	In February, the Icebreaker rollercoaster opened at SeaWorld Orlando.
•

In March, the Tidal Surge screaming swing opened at SeaWorld San Antonio, the Iron Gwazi rollercoaster opened at Busch Gardens Tampa Bay, the Reef Plunge waterslide opened at Aquatica Orlando, the Emperor rollercoaster opened at SeaWorld San Diego, the Pantheon rollercoaster opened at Busch Gardens Williamsburg and the Riptide Race waterslide opened at Aquatica San Antonio.

•	In April, Big Bird’s Tour Bus ride opened at Sesame Place Philadelphia.
•

Later this month, the Company will open Water Country USA in Virginia for its traditional operating season, featuring it’s all new Aquazoid Amped waterslide and at Adventure Island Tampa, the Rapids Racer and Wahoo Remix waterslides will open.

The Company’s results of operations for the first quarter of 2022 and 2021 continue to be impacted by the global COVID-19 pandemic due in part to a decline in both international and group-related attendance in both periods.  Additionally, results of operations for the first quarter of 2021 were also significantly impacted by capacity limitations, modified/limited operations and/or temporary park closures, decreased demand due to public concerns associated with the pandemic, and restrictions on international travel.  In particular, the Company’s SeaWorld park in California was closed at the beginning of 2021 due to State of California guidance.  The Company was able to reopen this park on February 6, 2021 on a limited basis, following California guidance for reopening zoos. Separately, during the first quarter of 2021, the Company’s Busch Gardens park in Virginia was also significantly impacted by state restrictions.  For example, at the beginning of 2021, the State of Virginia had a state mandated capacity restriction of approximately 4,000 guests at a time for this park. On February 1, 2021,  the Company was able to further increase capacity to approximately 6,000 guests.

First Quarter 2022 Results

In the first quarter of 2022, the Company hosted approximately 3.4 million guests, the highest first quarter attendance for the Company since 2013, generated record total revenues of $270.7 million, a net loss of $9.0 million, the smallest net loss reported in a first quarter for the Company, and record Adjusted EBITDA of $65.9 million. Total attendance for the quarter increased by 1.2 million, or 53.7%, when compared to the prior year quarter.

Total revenue for the quarter increased by $98.8 million, or 57.5%, when compared to the prior year quarter.  The revenue improvement was a result of an increase in attendance and total revenue per capita.  Attendance benefitted from an increase in demand and operating days resulting from a return to more normalized operations when compared to the first quarter of 2021, which included COVID-19 related impacts including limited operating days, a temporary park closure and capacity limitations at some of the Company’s parks.

Admission per capita (defined as admissions revenue divided by total attendance) increased by 2.5% to $44.33 primarily due to the realization of higher prices in the Company’s admission products resulting from its strategic pricing efforts, which was partly offset by higher pass visitation and the impact of park mix when compared to the prior year quarter.  In-park per capita spending (defined as food, merchandise and other revenue divided by total attendance) increased 2.4% to $35.21 due to a combination of factors including, pricing initiatives, improved product quality and mix and the impact of new or enhanced and expanded in-park offerings, partially offset by a higher mix of pass attendance and the impact of park mix when compared to the first quarter of 2021.  In-park per capita spending was also impacted by less than optimal staffing that impacted the Company’s ability to fully operate and/or open some of its food and beverage and retail outlets.  Adjusted EBITDA was positively impacted by the increase in attendance and total revenue resulting from improvement in total revenue per capita partially offset by an increase in expenses.  The increase in expenses is due primarily to an increase in labor-related costs, marketing-related costs and other operating costs resulting from a return to more normalized operations and an increase in operating days, partially offset by structural cost savings initiatives when compared to the prior year.

	For the Three Months Ended March 31,		Change
	2022	2021	%
(Unaudited, in millions, except per share and per capita amounts)
Total revenues	$270.7	$171.9	57.5%
Net loss	$(9.0)	$(44.9)	80.0%
Net loss per share, diluted	$(0.12)	$(0.57)	78.9%
Adjusted EBITDA	$65.9	$25.2	161.8%
Net cash provided by operating activities	$70.8	$18.4	284.9%
Attendance	3.40	2.21	53.7%
Total revenue per capita	$79.54	$77.63	2.5%
Admission per capita	$44.33	$43.25	2.5%
In-Park per capita spending	$35.21	$34.38	2.4%

Share Repurchases

During the first quarter of 2022, the Company repurchased approximately 1.5 million shares of common stock at a total cost of approximately $109.9 million. Subsequent to March 31, 2022, the Company repurchased an additional 2.0 million shares for an aggregate total of approximately $140.1 million, leaving no amounts remaining under the previously authorized share repurchase program as of April 29, 2022.

Other

As of March 31, 2022, the Company’s current deferred revenue balance was $208.0 million, an increase of approximately 7.6% when compared to March 31, 2021, which included the impact of some COVID-19 related extensions, and an increase of 37.5% when compared to March 31, 2019.

Rescue Efforts

In the first quarter of 2022, the Company came to the aid of over 300 animals in need, bringing the total number of animals it has helped over its history to more than 40,000 including bottlenose dolphins, manatees, sea lions, seals, sea turtles, sharks, birds and more. During the quarter, the Company announced that it will expand its manatee critical care facility in Orlando to add more capacity in the state of Florida to care for manatees in need. The buildout will include a new three pool complex that adds 200,000 gallons of water for manatee response, and a new lift floor to an existing pool, that doubles the size of the critical care space at SeaWorld’s rescue center in Orlando.  Upon completion, SeaWorld Orlando will have the ability to care for 60 manatees in need, the largest capacity in the state of Florida and in the U.S. The expansion is necessary to care for the record number of manatees in crisis due to the Unusual Mortality Event (UME).

The Company is a leader in animal rescue.  Working in partnership with state, local and federal agencies, the Company’s rescue teams are on call 24 hours a day, seven days a week, 365 days a year, including during the temporary park closures due to the COVID-19 pandemic. Consistent with its mission to protect animals and their ecosystems, rescue teams mobilize and often travel thousands of miles to help ill, injured, orphaned or abandoned wild animals in need of the Company’s expert care, with the goal of returning then to their natural habitat.

Conference Call

The Company will hold a conference call today, Thursday, May 5, 2022 at 9 a.m. Eastern Time to discuss its first quarter financial results. The conference call will be broadcast live on the Internet and the release and conference call can be accessed via the Company’s website at www.seaworldentertainment.com by clicking on the “Investor Relations” link located on the upper right corner of that page. For those unable to participate in the live webcast, a replay will be available beginning at approximately 12 p.m. Eastern Time on May 5, 2022 under the "Events & Presentations" tab of www.SeaWorldInvestors.com.  A replay of the call can also be accessed telephonically from 12 p.m. Eastern Time on May 5, 2022 through 11:59 p.m. Eastern Time on May 12, 2022 by dialing (877) 344-7529 from anywhere in the U.S., (855) 669-9658 from anywhere in Canada, or (412) 317-0088 from international locations and entering the conference code 2398918.

Statement Regarding Non-GAAP Financial Measures

This earnings release and accompanying financial statement tables include several non-GAAP financial measures, including Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow are not recognized terms under GAAP, should not be considered in isolation or as a substitute for a measure of financial performance or liquidity prepared in accordance with GAAP and are not indicative of net income or loss or net cash provided by operating activities as determined under GAAP.

Adjusted EBITDA, Covenant Adjusted EBITDA, Free Cash Flow and other non-GAAP financial measures have limitations that should be considered before using these measures to evaluate a company’s financial performance or liquidity. Adjusted EBITDA, Covenant Adjusted EBITDA and Free Cash Flow as presented, may not be comparable to similarly titled measures of other companies due to varying methods of calculation.

Management believes the presentation of Adjusted EBITDA is appropriate as it eliminates the effect of certain non-cash and other items not necessarily indicative of the Company’s underlying operating performance. Management uses Adjusted EBITDA in connection with certain components of its executive compensation program. In addition, investors, lenders, financial analysts and rating agencies have historically used EBITDA-related measures in the Company’s industry, along with other measures, to estimate the value of a company, to make informed investment decisions and to evaluate companies in the industry.

Management believes the presentation of Covenant Adjusted EBITDA for the last twelve months is appropriate as it provides additional information to investors about the calculation of, and compliance with, certain financial covenants in the Company’s credit agreement governing its Senior Secured Credit Facilities and the indentures governing its Senior Notes and First-Priority Senior Secured Notes (collectively, the “Debt Agreements”). Covenant Adjusted EBITDA is a material component of these covenants.

Management believes that Free Cash Flow is useful to investors, equity analysts and rating agencies as a liquidity measure. The Company uses Free Cash Flow to evaluate its ability to generate cash flow from business operations.  Free Cash Flow does not represent the residual cash flow available for discretionary expenditures, as it excludes certain expenditures such as mandatory debt service requirements, which are significant. Free Cash Flow is not defined by GAAP and should not be considered in isolation or as an alternative to net cash provided by (used in) operating, investing and financing activities or other financial data prepared in accordance with GAAP. Free Cash Flow as defined above may differ from similarly titled measures presented by other companies.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world’s foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped over 40,000 animals in need over the Company’s history.  SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld®, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 60-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company’s theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company’s press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

In addition to historical information, this press release contains statements relating to future results (including certain projections and business trends) that are “forward-looking statements” within the meaning of the federal securities laws. The Company generally uses the words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “goal” and variations of such words or similar expressions in this press release and any attachment to identify forward-looking statements. All statements, other than statements of historical facts included in this press release, including statements concerning plans, objectives, goals, expectations, beliefs, business strategies, future events, business conditions, results of operations, financial position, business outlook, earnings guidance, business trends and other information are forward-looking statements. The forward-looking statements are not historical facts, and are based upon current expectations, estimates and projections, and various assumptions, many of which, by their nature, are inherently uncertain and beyond management’s control. All expectations, beliefs, estimates and projections are expressed in good faith and the Company believes there is a reasonable basis for them. However, there can be no assurance that management’s expectations, beliefs, estimates and projections will result or be achieved and actual results may vary materially from what is expressed in or indicated by the forward-looking statements. These forward-looking statements are subject to a number of risks, uncertainties and other important factors, many of which are beyond management’s control, that could cause actual results to differ materially from the forward-looking statements contained in this press release, including among others: COVID-19 or any related mutations and its impact on the Company’s business and the economy in general; failure to hire and/or retain  employees; factors beyond the Company’s control adversely affecting attendance and guest spending at its theme parks, including, but not limited to, weather, natural disasters, foreign exchange rates, consumer confidence, the potential spread of travel-related health concerns including pandemics and epidemics, travel related concerns, and governmental actions; complex federal and state regulations governing the treatment of animals, which can change, and claims and lawsuits by activist groups before government regulators and in the courts; activist and other third-party groups and/or media can pressure governmental agencies, vendors, partners, and/or regulators, bring action in the courts or create negative publicity about us; incidents or adverse publicity concerning the Company’s theme parks, the theme park industry and/or zoological facilities; a decline in discretionary consumer spending or consumer confidence; risks affecting the States of Florida, California and Virginia which generate a significant portion of the Company’s revenues such as natural disasters, closures due to pandemics, severe weather and travel-related disruptions or incidents; seasonal fluctuations in operating results, inability to compete effectively in the highly competitive theme park industry; interactions between animals and the Company’s employees and its guests at attractions at its theme parks, animal exposure to infectious disease; high fixed cost structure of theme park operations; changing consumer tastes and preferences; cyber security risks and failure to maintain the integrity of internal or guest data; technology interruptions or failures that impair access to the Company’s websites and/or information technology systems; increased labor costs, including wage increases, and employee health and welfare benefits; inability to grow the business or fund theme park capital expenditures, inability to realize the benefits of developments, restructurings, acquisitions or other strategic initiatives, and the impact of the costs associated with such activities; inability to remediate an identified material weakness on a timely basis; adverse litigation judgments or settlements; inability to protect the Company’s intellectual property or the infringement on intellectual property rights of others; the loss of licenses and permits required to exhibit animals or the violation of laws and regulations; unionization activities and/or labor disputes; inability to maintain certain commercial licenses; restrictions in its debt agreements limiting flexibility in operating the business; inability to retain the Company’s current credit ratings; the Company’s leverage; inadequate insurance coverage; inability to purchase or contract with third party manufacturers for rides and attractions or construction delays; environmental regulations, expenditures and liabilities; suspension or termination of any of the Company’s business licenses, including by legislation at federal, state or local levels; delays, restrictions or inability to obtain or maintain permits; financial distress of strategic partners or other counterparties; tariffs or other trade restrictions; actions of activist stockholders; the ability of Hill Path Capital LP and its affiliates to significantly influence its decisions; the policies of the U.S. President and his administration or any change to tax laws; changes in the method for determining LIBOR and the potential replacement of LIBOR may affect its cost of capital; mandates related to COVID-19 vaccinations for employees; changes or declines in its stock price, as well as the risk that securities analysts could downgrade the Company’s stock or its sector; risks associated with the Company’s capital allocation plans and share repurchases, including the risk that its share repurchase program could increase volatility and fail to enhance stockholder value and other risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recently available Annual Report on Form 10-K, as such risks, uncertainties and factors may be updated in the Company’s periodic filings with the Securities and Exchange Commission (“SEC”). Although the Company believes that these statements are based upon reasonable assumptions, it cannot guarantee future results and readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s opinions only as of the date of this press release. There can be no assurance that (i) the Company has correctly measured or identified all of the factors affecting its business or the extent of these factors’ likely impact, (ii) the available information with respect to these factors on which such analysis is based is complete or accurate, (iii) such analysis is correct or (iv) the Company’s strategy, which is based in part on this analysis, will be successful. Except as required by law, the Company undertakes no obligation to update or revise forward-looking statements to reflect new information or events or circumstances that occur after the date of this press release or to reflect the occurrence of unanticipated events or otherwise. Readers are advised to review the Company’s filings with the SEC (which are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldinvestors.com).

CONTACT:

Investor Relations:

Matthew Stroud Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Lisa Cradit

SVP – Head of Communications

(646) 245-2476

Lisa.cradit@seaworld.com

Libby Panke

FleishmanHillard

(314) 719-7521

Libby.Panke@fleishman.com

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	For the Three Months Ended March 31,		Change
	2022	2021	#	%
Net revenues:
Admissions	$150,862	$95,780	$55,082	57.5%
Food, merchandise and other	119,831	76,140	43,691	57.4%
Total revenues	270,693	171,920	98,773	57.5%
Costs and expenses:
Cost of food, merchandise and other revenues	23,040	14,942	8,098	54.2%
Operating expenses (exclusive of depreciation and amortization shown separately below)	152,925	107,772	45,153	41.9%
Selling, general and administrative expenses	46,059	31,464	14,595	46.4%
Severance and other separation costs	30	86	(56)	(65.1%)
Depreciation and amortization	38,612	36,558	2,054	5.6%
Total costs and expenses	260,666	190,822	69,844	36.6%
Operating income (loss)	10,027	(18,902)	28,929	NM
Other (income) expense, net	(12)	174	(186)	NM
Interest expense	25,370	30,956	(5,586)	(18.0%)
Loss before income taxes	(15,331)	(50,032)	34,701	69.4%
Benefit from income taxes	(6,344)	(5,148)	(1,196)	(23.2%)
Net loss	$(8,987)	$(44,884)	$35,897	80.0%

Loss per share:
Net loss per share, basic	$(0.12)	$(0.57)
Net loss per share, diluted	$(0.12)	$(0.57)

Weighted average common shares outstanding:
Basic	75,624	78,458
Diluted (a)	75,624	78,458

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(In thousands)

	For the Three Months Ended March 31,			2022 vs. 2021		2022 vs. 2019		Last Twelve Months Ended March 31,
	2022	2021	2019	#	%	#	%	2022
Net (loss) income	$(8,987)	$(44,884)	$(37,020)	$35,897	80.0%	$28,033	75.7%	$292,410
Benefit from income taxes	(6,344)	(5,148)	(15,107)	(1,196)	(23.2%)	8,763	58.0%	(1,360)
Loss on early extinguishment of debt and write-off of discounts and debt issuance costs(b)	—	—	—	—	—	—	—	58,827
Interest expense	25,370	30,956	20,797	(5,586)	(18.0%)	4,573	22.0%	111,056
Depreciation and amortization	38,612	36,558	39,450	2,054	5.6%	(838)	(2.1%)	150,714
Equity-based compensation expense (c)	7,877	4,473	3,198	3,404	76.1%	4,679	146.3%	44,422
Loss on impairment or disposal of assets and certain non-cash expenses (d)	4,604	608	109	3,996	NM	4,495	NM	11,095
Business optimization, development and strategic initiative costs (e)	3,604	512	5,108	3,092	NM	(1,504)	(29.4%)	11,851
Certain investment costs and other taxes	401	87	50	314	NM	351	NM	1,144
COVID-19 related incremental costs(f)	350	2,176	—	(1,826)	(83.9%)	350	ND	20,736
Other adjusting items	453	(149)	(169)	602	NM	622	NM	1,904
Adjusted EBITDA (g)	$65,940	$25,189	$16,416	$40,751	161.8%	$49,524	NM	$702,799
Items added back to Covenant Adjusted EBITDA as defined in the Debt Agreements:
Estimated cost savings (h)								6,300
Other adjustments as defined in the Debt Agreements (i)								20,674
Covenant Adjusted EBITDA (j)								$729,773

	For the Three Months Ended March 31,		Change
	2022	2021	#	%
Net cash provided by operating activities	$70,794	$18,393	$52,401	284.9%
Capital expenditures	35,110	15,298	19,812	129.5%
Free Cash Flow (k)	$35,684	$3,095	$32,589	NM

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED BALANCE SHEET DATA

(In thousands)

	As of March 31, 2022	As of December 31, 2021
Cash and cash equivalents	$380,008	$443,707
Total assets	$2,577,964	$2,610,316
Deferred revenue	$208,046	$154,793
Long-term debt, including current maturities:
Term B Loans	$1,194,000	$1,197,000
Senior Notes	725,000	725,000
First-Priority Senior Secured Notes	227,500	227,500
Total long-term debt, including current maturities	$2,146,500	$2,149,500
Total stockholders' deficit	$(152,437)	$(33,916)

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES

UNAUDITED CAPITAL EXPENDITURES DATA

(In thousands)

	For the Three Months Ended March 31,		Change
	2022	2021	#	%
Capital Expenditures:
Core(l)	23,020	10,883	12,137	111.5%
Expansion/ROI projects(m)	12,090	4,415	7,675	173.8%
Capital expenditures, total	$35,110	$15,298	$19,812	129.5%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES
UNAUDITED OTHER DATA
(In thousands, except per capita amounts)
	For the Three Months Ended March 31,		Change
	2022	2021	#	%
Attendance	3,403	2,214	1,189	53.7%
Total revenue per capita (n)	$79.54	$77.63	$1.91	2.5%
Admission per capita (o)	$44.33	$43.25	$1.08	2.5%
In-Park per capita spending (p)	$35.21	$34.38	$0.83	2.4%

SEAWORLD ENTERTAINMENT, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL INFORMATION COMPARED TO 2019
(In thousands, except per share and per capita amounts)

	For the Three Months Ended March 31,		Change
	2022	2019	#	%
Total revenues	$270,693	$220,575	$50,118	22.7%
Net loss	$(8,987)	$(37,020)	$28,033	75.7%
Net loss per share, diluted	$(0.12)	$(0.44)	$0.32	72.7%
Adjusted EBITDA(q)	$65,940	$16,416	$49,524	NM
Net cash provided by operating activities	$70,794	$37,688	$33,106	87.8%
Attendance	3,403	3,340	63	1.9%
Total revenue per capita	$79.54	$66.04	$13.50	20.4%
Admission per capita	$44.33	$38.60	$5.73	14.8%
In-Park per capita spending	$35.21	$27.44	$7.77	28.3%

NM-Not meaningful.

ND-Not determinable.

(a)  During the three months ended March 31, 2022 and 2021, the Company excluded potentially dilutive shares of approximately 1.6 million and 2.4 million, respectively, from the calculation of diluted loss per share as their effect would have been anti-dilutive due to the Company’s net loss in those periods.

(b) Reflects a loss on early extinguishment of debt and write-off of discounts and debt issuance costs associated with the refinancing transactions in 2021.

(c) Reflects non-cash equity compensation expenses and related payroll taxes associated with the grants of equity-based compensation.  For the twelve months ended March 31, 2022, includes equity compensation expense related to certain performance vesting restricted awards which were previously not considered probable of vesting.

(d) For the three and twelve months ended March 31, 2022, includes approximately $3.9 million related to non-cash self-insurance reserve adjustments. For the three months ended March 31, 2022 and 2021 and for the twelve months ended March 31, 2022, also includes non-cash expenses related to asset write-offs and costs related to certain rides and equipment which were removed from service.

(e) For the three months ended March 31, 2022, reflects business optimization, development and other strategic initiative costs primarily related to $2.2 million of third party consulting costs. For the twelve months ended March 31, 2022, reflects business optimization, development and other strategic initiative costs primarily related to; (i) $6.4 million of third party consulting costs; (ii) $4.0 million of other business optimization costs and strategic initiative costs and (iii) $1.5 million of severance and other separation costs associated with positions eliminated.

(f) For the three months ended March 31, 2022, primarily relates to incremental non-recurring costs associated with the COVID-19 pandemic.

For the three months ended March 31, 2021, primarily relates to incremental non-recurring costs associated with the COVID-19 pandemic, including incremental labor-related costs incurred to prepare and staff the parks and other incremental, nonrecurring, temporary incentives paid to attract employees to return to or remain in the workforce during the COVID-19 related environment.

For the twelve months ended March 31, 2022, includes approximately $12.0 million of nonrecurring contractual liabilities and legal costs impacted by the temporary COVID-19 park closures and approximately $7.3 million of incremental temporary labor-related costs incurred to prepare and staff the parks and certain incremental, nonrecurring, temporary incentives paid to attract employees to return to or remain in the workforce during the COVID-19 related environment.

(g) Adjusted EBITDA is defined as net (loss) income before income tax expense, interest expense, depreciation and amortization, as further adjusted to exclude certain non-cash, and other items as described above.

(h) The Company’s Debt Agreements, which were effective for the twelve months ended March 31, 2022, permit the calculation of certain covenants to be based on Covenant Adjusted EBITDA, as defined below, for the last twelve-month period further adjusted for net annualized estimated savings the Company expects to realize over the following 24-month period related to certain specified actions, including restructurings and cost savings initiatives.  These estimated savings are calculated net of the amount of actual benefits realized during such period. These estimated savings are a non-GAAP Adjusted EBITDA add-back item only as defined in the Debt Agreements and does not impact the Company’s reported GAAP net (loss) income.

(i) The Company’s Debt Agreements, which were effective for the twelve months ended March 31, 2022, permit the Company’s calculation of certain covenants to be based on Covenant Adjusted EBITDA as defined below, for the last twelve-month period further adjusted for certain costs as permitted by the Debt Agreements including recruiting and retention expenses, public company compliance costs and litigation and arbitration costs, if any. Prior to the Debt Agreements, these costs were not permitted adjustments in the calculation, as such, these adjustments are not applicable to the prior years.

(j) Covenant Adjusted EBITDA is defined in the Debt Agreements as Adjusted EBITDA for the last twelve-month period further adjusted for net annualized estimated savings among other adjustments as described in footnotes (h) and (i) above.

(k) Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures.

(l) Reflects capital expenditures during the respective period for park rides, attractions and maintenance activities.

(m)  Reflects capital expenditures during the respective period for park expansion, new properties, revenue and/or expense return on investment (“ROI”) projects.

(n) Calculated as total revenues divided by attendance.

(o) Calculated as admissions revenue divided by attendance.

(p) Calculated as food, merchandise and other revenue divided by attendance.

(q) For a reconciliation of the Company’s Adjusted EBITDA for the three months ended March 31, 2019, refer to table above.